Exhibit 77D to Form N-SAR for AXP TAX-EXEMPT SERIES, INC.



RE:      Changes in investment policies for the Fiscal Year Ended 11/30/02 for:
                  AXP TAX-EXEMPT SERIES, INC.
                       AXP Intermediate Tax-Exempt Fund
                       AXP Tax-Exempt Bond Fund


         On motion duly made and seconded, the Board of Intermediate Tax-Exempt:

                  RESOLVED, That the non-fundamental investment policy of the Fund be changed to permit investments in below BB/Ba bonds or in unrated bonds of equivalent quality by deleting the sentence that reads, "The Fund will not invest in bonds rated below BB/Ba or in unrated bonds of equivalent quality" as shown in the Statement of Additional Information.

         For AXP Tax-Exempt Bond Fund:

         There were no changes in investment policies for this period.